                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              CHICO'S FAS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               [CHICO'S LOGO]


                               CHICO'S FAS, INC.
                              11215 Metro Parkway
                           Ft. Myers, Florida  33912


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 17, 1997


To the Stockholders of
Chico's FAS, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Chico's FAS, Inc., will be held on Tuesday, the 17th day of June, 1997, at 2:00 P.M., Local Time, at the Company's World Headquarters, 11215 Metro Parkway, Ft. Myers, Florida for the following purposes:

    1. To authorize and approve an increase in the number of members of the Board of Directors from five members to six members through the creation of one additional Class III director position;

    2. To elect two Class I directors to each serve for a three-year term and one Class III director to fill the newly created position and to serve for an initial two year term;

    3. To ratify the appointment of Arthur Andersen LLP as the Company's independent certified public accountants for fiscal year 1998; and

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The close of business on April 20, 1997 has been fixed by the Board of Directors as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting or any adjournments thereof. Stockholders are requested to date, sign and mail the enclosed proxy promptly in the enclosed addressed envelope. If you should be present at the meeting and desire to vote in person, you may withdraw your proxy.


                                             By Order of the Board of Directors,


                                             /s/  Charles J. Kleman
                                             ---------------------------------
                                             CHARLES J. KLEMAN, Secretary


April 28, 1997

                                 [CHICO'S LOGO]


                               CHICO'S FAS, INC.
                              11215 Metro Parkway
                           Ft. Myers, Florida 33912

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 17, 1997


To the Stockholders of                                            April 28, 1997
Chico's FAS, Inc.:

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chico's FAS, Inc. ("Chico's" or the "Company"), from the holders of the Company's common stock for use at the Annual Meeting of Stockholders and at any adjournments thereof. This meeting will be held at 2:00 P.M., Local Time, on Tuesday, June 17, 1997 at the Company's World Headquarters, 11215 Metro Parkway, Ft. Myers, Florida.

         Any proxy given pursuant to this solicitation may be revoked by notice in writing to the Secretary prior to the voting, by delivering a proxy bearing a later date or by attending the Annual Meeting and voting the shares in person. No such notice of revocation or later-dated proxy, however, will be effective until received by the Company at or prior to the Annual Meeting. Unless the proxy is revoked, the shares represented thereby will be voted at the Annual Meeting or any adjournment thereof. The giving of the proxy does not affect the right to vote in person should the stockholder attend the meeting.

         The entire cost of preparing and mailing the proxy material will be borne by the Company. Solicitation of proxies will be made by mail, personally, or by telephone or telegraph, by officers, directors and regular employees of the Company. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the stockholders and the Company will reimburse such institutions for their out-of-pocket expenses incurred thereby.

         It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, whether you plan to attend or not, you are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

         The approximate date on which this proxy is to be mailed to stockholders is April 28, 1997.

         Shares of common stock, par value $.01 per share (the "Common Stock") are the only outstanding voting securities of the Company.

         The Board of Directors in accordance with the By-Laws has fixed the close of business on April 20, 1997, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders and adjournments thereof. At the close of business on such date, the outstanding number of voting securities of the Company was 7,884,118 shares of Common Stock, each of which is entitled to one vote. All votes will be tabulated by employees of Chase Mellon Shareholder Services, the Company's transfer agent for the Common Stock, whose representatives will serve as inspectors of election. Abstentions and broker non-votes are each included in the determination of the number of shares present but are not counted on any matters brought before the meeting.


                               SECURITY OWNERSHIP

The following table sets forth, as of April 20, 1997, the number of shares of the Company's Common Stock beneficially owned by 1)each person known to the Company as having beneficial ownership of more than 5% of the Company's Common Stock together with such person's address, each of its directors and nominees to become a director, each named executive officer as defined under applicable Securities and Exchange Commission rules and all directors and executive officers as a group.

                                                 Amount and Nature
            Name of Beneficial Owner               of Beneficial         Percent
               or Number in Group                   Ownership(1)        of Class
               ------------------                   ------------        --------
 Marvin J. Gralnick  . . . . . . . . . . . .          1,725,128(2)        21.8%
 c/o Chico's FAS, Inc.
 11215 Metro Parkway
 Ft. Myers, Florida  33912

 Helene B. Gralnick  . . . . . . . . . . . .          1,725,128(2)        21.8%
 c/o Chico's FAS, Inc.
 11215 Metro Parkway
 Ft. Myers, Florida  33912

 Rodin, Ltd. . . . . . . . . . . . . . . . .          1,705,128(2)        21.7%
 301 Congress, Suite 1900
 Austin, Texas 78701

 Quest Advisory Group  . . . . . . . . . . .            484,000(3)         6.1%
 1414 Avenue of the Americas
 New York, New York 10019

 Merrill Lynch & Co., Inc. . . . . . . . . .            709,133(4)         9.0%
 World Financial Center, North Tower
 250 Vesey Street
 New York, New York 10281

 The Kaufman Fund, Inc.  . . . . . . . . . .            425,000(5)        5.38%
 140 E. 45th Street, 43rd Floor
 New York, New York 10017

 Heartland Advisors, Inc.  . . . . . . . . .            400,000(6)         5.1%
 790 North Milwaukee Street
 Milwaukee, Wisconsin 53202

 Brinson Partners, Inc.  . . . . . . . . . .            489,800(7)         6.0%
 209 South LaSalle
 Chicago, Illinois  60604-1295

 Charles J. Kleman . . . . . . . . . . . . .            344,960(8)         4.2%

 Melissa J. Payner . . . . . . . . . . . . .             25,000(9)          *

 Scott A. Edmonds  . . . . . . . . . . . . .             24,600(10)         *




 Verna K. Gibson . . . . . . . . . . . . . .            38,000(11)          *

 W. Keith Schilit  . . . . . . . . . . . . .            61,000(12)          *

 Ross E. Roeder  . . . . . . . . . . . . . .                     _          _

 John W. Burden  . . . . . . . . . . . . . .                     _          _

 All Directors and Executive Officers as a
 Group (7 persons) . . . . . . . . . . . . .         2,218,688(13)        27.0%


---------------------------------

* Less than one percent


(1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held of record with sole voting and investment power.

(2) Marvin J. Gralnick and Helene B. Gralnick are husband and wife. The number of shares shown for Marvin J. Gralnick and the number of shares shown for Helene B. Gralnick each represent the aggregate of all shares held by Rodin, Ltd., a Texas Limited Partnership. A limited liability company established by Mr. Gralnick and Ms. Gralnick and of which Mr. Gralnick and Ms. Gralnick are the sole members and managing members, is the sole general partner of Rodin, Ltd., owning an aggregate of 1% of the partnership interests. An irrevocable intervivos trust established by Mr. Gralnick is one of two limited partners and owns 49.5% of the partnership interests and a separate irrevocable intervivos trust established by Ms. Gralnick is the other limited partner and owns the remaining 49.5% of the partnership interests. Also includes 10,000 shares for each of Mr. Gralnick and Ms. Gralnick which are deemed to be beneficially owned by each of them by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.

(3) This information is derived from a Schedule 13G dated February 3, 1997 filed jointly by Quest Advisory Corp. ("Quest") and Charles M. Royce. Quest has sole voting power and sole dispositive power with respect to all of the shares shown. Mr. Royce may be deemed to be a controlling person of Quest and as such may be deemed to beneficially own the shares shown. The address for Mr. Royce is 1414 Avenue of the Americas, New York, New York 10019.

(4) This information is derived from a Schedule 13G dated February 14, 1997 filed jointly by Merrill Lynch & Co., Inc. ("Merrill Lynch"), Merrill Lynch Group, Inc. ("ML Group"), Princeton Services, Inc. ("Princeton"), Fund Asset Management, L.P. ("FAM"), and Merrill Lynch Special Value Fund, Inc. ("MLSVF"). ML Group, may be deemed the beneficial owner of 704,400 (8.9%) of the shares shown. Princeton may be deemed the beneficial owner of 706,400 (8.9%) of the shares shown. FAM may be deemed the beneficial owner of 661,900 (8.4%) of the shares shown. MLSVF may be deemed the beneficial owner of 661,900 (8.4%) of the shares shown. Merrill Lynch, ML Group, Princeton, FAM and MLSVF have shared voting and dispositive power with respect to the shares beneficially owned by each of them. The address for ML Group is World Financial Center, North Tower, 250 Vesey Street New York, New York 10281 and the address for each of Princeton, FAM and MLSVF is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

(5)    This information is derived from a Schedule 13G dated December 31, 1996.

(6)    This information is derived from a Schedule 13G dated February 12, 1997.

(7) This information is derived from a Schedule 13G dated February 12, 1997 filed jointly by Brinson Partners, Inc. ("BPI"), Brinson Trust Company ("BTC"), Brinson Holdings, Inc. ("BHI"), SBC Holding (USA), Inc. ("SBCUSA") and Swiss Bank Corporation ("SBC"). BTC may be deemed to be the beneficial owner with respect to 137,695 (1.7%) of the shares shown. BHI, SBCUSA and SBC may be deemed the beneficial owners with respect to 489,800 (6.0%) of the shares shown. BPI, BTC, BHI, SBCUSA and SBC have shared voting and dispositive power with respect to the shares beneficially owned by each of them. The address of BTC and BHI is 209 South LaSalle, Chicago, Illinois 60604-1295. The address of SBC and SBCUSA is Aeschenplatz 6 CH-4002, Basel, Switzerland.

(8) Includes 1,900 shares owned by Mr. Kleman's son and 1,900 shares owned by his daughter. In addition, includes 286,160 shares, 20,000 shares and 15,000 shares deemed to be beneficially owned by Mr. Kleman by virtue of stock options that are currently exercisable. Also includes 20,000 shares deemed to be beneficially owned by Mr. Kleman by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.

(9) Ms. Payner was President and General Merchandise Manager of Chico's until March 24, 1997 at which time she resigned from these positions in accordance with the terms of a separation agreement. Of the shares shown for Ms. Payner, 25,000 shares are deemed to be beneficially owned by Ms. Payner by virtue of stock options that are currently exercisable. These options expire on June 24, 1997 as a result of Ms. Payner's separation arrangement.

(10) Includes 6,000 shares, 10,000 shares and 8,000 shares deemed to be beneficially owned by Mr. Edmonds by virtue of certain stock options that are currently exercisable or become exercisable within 60 days.

(11) Includes 8,000 shares, 3,000 shares, 10,000 shares and 10,000 shares deemed to be beneficially owned by Ms. Gibson by virtue of certain stock options that are currently exercisable.

(12) Includes 8,000 shares, 3,000 shares, 40,000 shares and 10,000 shares deemed to be beneficially owned by Mr. Schilit by virtue of certain stock options that are currently exercisable. These options expire January 17, 1998 as a result of the expiration in June 1997 of Mr. Schilit's term as a director.

(13) Pursuant to applicable Securities and Exchange Commission rules, the 1,725,128 shares of Common Stock deemed to be beneficially owned by each of Marvin J. Gralnick and Helene B. Gralnick, are counted only once for purposes of this calculation.

1.  INCREASE IN THE SIZE OF THE BOARD OF DIRECTORS

      The Company's Amended and Restated Articles of Incorporation provide that the size of the Board of Directors shall consist of three to nine members, the exact number of directors to be fixed from time to time as provided in the Bylaws of the Company. The Bylaws of the Company provide that the number of directors shall be fixed by the stockholders at any annual or special meeting. The stockholders have previously fixed the number of directors at five, of which two are Class I directors and, two are Class II directors and one is a Class III director.

      The Board of Directors believes it to be in the best interest of the Company and the stockholders to increase the number of members of the Board of Directors from five members to six members. In this respect, the Board of Directors recommends that an additional Class III director seat be created thereby increasing the size of the Board of Directors from five members to six members (two Class I directors, two Class II directors and two Class III directors). It is the intention of the persons named in the enclosed form of proxy, unless otherwise directed, to vote such proxy in "FOR" the increase in the number of members of the Board of Directors from five members to six members.

2.  ELECTION OF DIRECTORS

    The current terms of the three classes of directors expire in 1997 (Class I directors), 1998 (Class II directors) and 1999 (Class III directors).
Directors are generally elected for three-year terms.

    Three directors (two Class II directors and one Class III director) are to be elected at the 1997 Annual Meeting. The Board of Directors has nominated the following persons to stand for election at the 1997 Annual Meeting for the three director seats:

         Charles J. Kleman        (Class I director - term expiring in 2000)
         Ross E. Roeder           (Class I director - term expiring in 2000)
         John W. Burden           (Class III director - term expiring in 1999)

    It is the intention of the persons named in the enclosed form of proxy, unless otherwise directed, to vote such proxy "FOR" the election of Charles J. Kleman and Ross E. Roeder as the Class I directors of the Company and "FOR" John W. Burden as a Class III director of the Company, each to serve for the term described above. See "Management - Directors and Executive Officers" for further information on such nominees. The nominees that receive a plurality of the votes cast by the shares entitled to vote at the Annual Meeting shall be elected as the directors.

    The proposed nominees for election as directors are willing to be elected as such. If, as a result of circumstances not now known or foreseen, the nominees shall be unavailable or unwilling to serve as a director, proxies may be voted for the election of such other persons as the Board of Directors may select. The Board of Directors has no reason to believe that the nominees will be unable or unwilling to serve.


                                   MANAGEMENT

    The following table sets forth certain information regarding the Company's continuing executive officers, continuing directors, nominees for director and certain other key employees.



                                                                                                  Has Served
                                                                                                  as Director
                                        Age                        Position                          Since
                                        ---                        --------                      ------------
 DIRECTORS AND EXECUTIVE OFFICERS
 --------------------------------
 Marvin J. Gralnick  . . . . . . . .    62     Chief Executive Officer, President, Chairman
                                               of the Board and Director (term expiring in           1983
                                               1999)

 Helene B. Gralnick  . . . . . . . .    49     Senior Vice President - Design and Concept and
                                               Director (term expiring in 1998)                      1983

 Charles J. Kleman . . . . . . . . .    46     Executive Vice President - Finance, Chief
                                               Financial Officer, Secretary/Treasurer and
                                               Director (term expiring in 1997)                      1993

 Scott A. Edmonds  . . . . . . . . .    39     Senior Vice President - Operations and
                                               Assistant Secretary

 Verna K. Gibson   . . . . . . . . .    52     Director (term expiring in 1998)                      1993

 Ross E. Roeder  . . . . . . . . . .    59     Nominee for Director (term expiring in 2000)

 John W. Burden  . . . . . . . . . .    60     Nominee for Director (term expiring in 1999)


 CERTAIN KEY EMPLOYEES
 ---------------------
 Mori C. MacKenzie                      47     Director of Stores

 Richard Ransom                         51     Controller


DIRECTORS AND EXECUTIVE OFFICERS

    Marvin J. Gralnick, together with his wife, Helene B. Gralnick, founded Chico's in December 1983. He served the Company as its Chief Executive Officer until September 1, 1993, at which time Jeffrey J. Zwick succeeded Mr. Gralnick in this position. In connection with the November 7, 1994 resignation of Jeffrey J. Zwick as Chief Executive Officer, President and a director of the Company, Mr. Gralnick and Ms. Gralnick returned to the Company on a full time basis to head up merchandise design, marketing and image for the Company. In February 1995, Mr. Gralnick reassumed the role of Chief Executive Officer and in March 1997 reassumed the position of President following the departure of Melissa Payner. In addition, Mr. Gralnick continues to serve as Chairman of the Board and as a director. Mr. Gralnick served as President from the Company's founding until 1990 when he became Chairman of the Board and was given the official title of Chief Executive Officer. Mr. and Ms. Gralnick's vision and creative talents led the development and evolution of the Company's philosophy and the design and feel of Chico's merchandise and Chico's stores through September 1, 1993 and since November 1994 again are leading the Company in this regard. Mr. Gralnick also served as Chief Executive Officer and director of Chico's International, Inc. from 1988 until it was merged into the Company in 1992 and as Chief Executive Officer and director of Parrot Products, Inc. from 1990 until it was dissolved in 1992.

    Helene B. Gralnick was a co-founder of Chico's, together with her husband, Marvin J. Gralnick, and has served the Company in various senior executive capacities throughout its history. She was first elected Vice President/Secretary in 1983. Ms. Gralnick was elected as Senior Vice President-Merchandise Concept in 1992. In September 1993, Ms. Gralnick stepped down from all officer positions with the Company. In connection with the November 7, 1994 resignation of Jeffrey J. Zwick as Chief Executive Officer, President and a director of the Company, Ms. Gralnick, together with Mr. Gralnick, returned to the Company on a full time basis to head up merchandise design, marketing and image for the Company. In February 1995, Ms. Gralnick was elected as Senior Vice President - Design and Concept. In addition, she continues to serve as a director of the Company. Ms. Gralnick also served as a Vice President and director of Chico's International, Inc. from 1988 until it was merged into the Company in 1992 and as Vice President/Secretary and director of Parrot Products, Inc. from 1990 until it was dissolved in 1992.

    Charles J. Kleman has been employed by Chico's since January 1989, when he was hired as the Company's Controller. In 1991, he was elected as Vice President/Assistant Secretary. In 1992, Mr. Kleman was designated as the Company's Chief Financial Officer. On September 1, 1993, he was elected to the additional position of Secretary/Treasurer, served as Senior Vice President - Finance from January 1, 1996 through November 1996 and effective December 3, 1996, was promoted to the position of Executive Vice President - Finance. Prior to joining Chico's, Mr. Kleman was an independent accounting consultant in 1988, and from 1986 to 1988 Mr. Kleman was employed by Electronic Monitoring & Controls, Inc., a manufacturer and distributor of energy management systems, as its Vice President/Controller. Prior to 1986, Mr. Kleman was employed by various independent certified public accounting firms, spending over four years of that time with Arthur Andersen & Co. Mr. Kleman is responsible for accounting, financial reporting, management information systems and personnel administration and, on an interim basis, merchandise purchasing and planning. Mr. Kleman also served as Vice President/Assistant Secretary of Chico's International, Inc. from 1991 until it was merged into the Company in 1992 and as Vice President/Assistant Secretary of Parrot Products, Inc. from 1991 until it was dissolved in 1992.

    Scott A. Edmonds has been employed by Chico's since September 1993, when he was hired as Operations Manager. In February 1994, he was elected to the position of Vice President - Operations and effective January 1, 1996 he was promoted to the position of Senior Vice President - Operations. Mr. Edmonds is responsible for store development, leasing and maintenance, franchise operations, and management of the headquarters, woodshop, distribution center and field operations. From March 1985 until September 1993, he was President/General Manager of the Ft. Myers branch of Ferguson Enterprises, Inc. and electric and plumbing wholesaler.

    Verna K. Gibson presently is, a consultant and a partner of Retail Operations, Inc., a business advisory firm founded in June 1993. From
January 1991 through 1995 she was President of Outlook Consulting, Int., Inc. from December 1994 to July 1996, Ms. Gibson was the Chairman of the Board of Petrie Retail, Inc. On October 12, 1995, Petrie Retail, Inc. filed a voluntary petition for bankruptcy protection under Chapter 11 of the Federal Bankruptcy Code. She has over 30 years of experience in women's apparel retailing including having served from 1985 to 1991 as President of Limited Stores, Inc., Cacique, Inc. and Limited Too, Inc., all of which were subsidiaries of The Limited, Inc., a retail apparel specialty chain. Ms. Gibson also serves as a director of The Caldor Corporation, Today's Man, Inc., Mothers Work, Inc. and the National Retail Federation.

    Ross E. Roeder is Chairman of the Board and Chief Executive Officer of MDR, Inc., International Consulting Group. He is also currently Chairman of the Board of Morgan-Kaufman Publishers, Inc., where he has been a director since 1986. He has also been Chairman of HTI Technologies, Inc. a manufacturer of medical and remote sensing equipment since 1987. From 1986 until February 1993, Mr. Roeder was President and Chief Executive Officer of Federal Construction Company. Mr. Roeder also serves as a director of Smart and Final, Inc. Prior to 1986, he was President, Chief Executive Officer and Chief Operating Officer of Fotomat Corp.

    John W. Burden has been a consultant and partner in Retail Operations, Inc. since November 1993. From December, 1990 to March 1993, Mr. Burden's principal occupation was as an officer in Pelican Palms Realty Company, a real estate sales company he owned. In 1990, he retired as the Chairman of both Federated Department Stores, Inc., and Allied Department Stores, Inc., following a 19 year career in various merchandising positions in the Federated organization, including as President of Burdines and Chairman of the Abraham and Strauss Division. Prior to that time, he spent 12 years with Macy's. Mr. Burden is also director of Danskin, Inc., Hills Stores Co. and Carson Pirie Scott, Inc..

    Marvin J. Gralnick and Helene B. Gralnick are husband and wife. None of the other executive officers or directors are related to one another. Executive officers are elected by and serve at the discretion of the Board of Directors.

CERTAIN KEY EMPLOYEES

    Mori C. MacKenzie has been with the Company since October 1995, when she was hired as the Director of Stores. Ms. MacKenzie is responsible for store and field operations management, hiring and training. From January 1995 until October 1995, Ms. MacKenzie was the Vice President of Store Operations for Canadians Corporation. From August 1994 until December 1994, she was the Vice President of Store Development for Goody's Family Clothing. From April 1992, until August 1994, Ms. MacKenzie was the Vice President of Stores for United Retail Group ("URG") and from August 1991 until April 1992 she was employed by Conston Corp., a predecessor of URG. In addition, Ms. MacKenzie was Vice President-Stores for Park Lane from November 1987 until July 1991, and was Regional Director of Stores for the Limited, Inc. from June 1976 until October 1987. The current term of Ms. MacKenzie's Employment Agreement with the Company expires in October, 1997.

    Richard Ransom has been with the Company since March 1995, when he was hired as the Controller. Mr. Ransom is responsible for accounting and payroll administration. From July 1994 until November 1994, Mr. Ransom was Controller for Lurias and from March 1992 until July 1994 was Assistant Controller for Office Depot. From 1988 until 1992, he was Assistant Vice President, Store and General Accounting for T.J. Maxx and from 1973 until 1988 he was Assistant Vice President, Assistant Controller and in charge of Merchandise Accounting for Zaire Corporation.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

    The Board of Directors held four meetings during fiscal 1997. In fiscal 1997, each incumbent Director attended at least 75% of the total number of Board and Committee meetings.

    The Board of Directors has a standing Audit Committee and Compensation and Benefits Committee but does not have a Nominating Committee. The Board of Directors functions as a Nominating Committee, and the Board will consider written recommendations from stockholders for positions on the Board of Directors in accordance with the procedures set forth in the Amended and Restated Articles of Incorporation of the Company. See - "Stockholder Proposals for Presentation at the 1998 Annual Meeting" for further information.

    The current members of the Audit Committee are Ms. Gibson and Mr. Schilit. It is anticipated that Ross E. Roeder and John W. Burden, if elected as a Director will be appointed to the Audit Committee. The Audit Committee held three meetings during fiscal 1997. The Audit Committee's principal responsibilities are to recommend annually a firm of independent auditors to the Board of Directors, to review the annual audit of the Company's financial statements and to meet with the independent auditors of the Company from time to time in order to review the Company's internal controls and financial management practices.

    The current members of the Compensation and Benefits Committee are Ms. Gibson and Mr. Schilit. It is anticipated that Ross E. Roeder and John W. Burden, if elected as directors, will be appointed to the Compensation and Benefits Committee. The Compensation and Benefits Committee held three meetings during fiscal 1997. The principal responsibilities of the Compensation and Benefits Committee are to review and make recommendations to the Board of Directors concerning the compensation of all officers of the Company; to review and make recommendations with respect to the Company's existing and proposed compensation plans, to serve as the committee responsible for administering the Company's 1992 Stock Option Plan, the Company's 1993 Stock Option Plan and the Company's 1993 Employee Stock Purchase Plan.

COMPENSATION OF DIRECTORS

    Nonemployee directors receive $10,000 per year plus $500 for each Board meeting attended and $500 for each committee meeting physically attended that does not otherwise coincide with a Board meeting. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors or committees thereof.

    On April 5, 1993 and April 1, 1994, Ms. Gibson and Mr. Schilit were each granted options to acquire 8,000 and 3,000 shares of Common Stock, respectively, at $8.38 per share and $8.75 per share, respectively (the options for 8,000 shares are adjusted to reflect the effect of the Company's two for one stock split declared in December 1993). In addition, on May 1, 1995 and May 1, 1996, Ms. Gibson was granted options to acquire 10,000 shares and 10,000 shares of Common Stock, respectively, at $5.50 and $7.00, respectively, and Mr. Schilit was granted options to acquire 40,000 shares and 10,000 shares of Common Stock, respectively, at $5.50 and $7.00, respectively. All of the options are fully exercisable. The options for Mr. Schilit will expire on January 17, 1998 as a result of the expiration in June 1997 of Mr. Schilit's term as a director.

                         COMPENSATION COMMITTEE REPORT

To: The Board of Directors

OVERVIEW AND PHILOSOPHY

    The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of two members, each of whom is an outside director of the Company. The Compensation Committee provides overall guidance on the Company's compensation and benefits philosophy. In addition, the Committee approves and monitors the Company's

    #     executive compensation and benefits programs
    #     executive employment agreements
    #     stock option plan
    #     profit sharing plan
    #     stock purchase plan

    The primary objectives of the Compensation Committee are to assure that the Company's executive compensation and benefits program

    # reflects the Company's unique, entrepreneurial, customer-focused, orientation
    #     is competitive with other profitable, growing specialty retail companies
    #     safeguards the interests of the company and its Stockholders
    # is effective in driving performance to achieve financial goals and create Stockholder value
    #     fosters teamwork on the part of management
    #     is cost-effective and fair to employees, management, and
          stockholders
    #     is well communicated and understood by program participants

    The Company's executive compensation policies are designated to attract, motivate, and retain highly qualified executive officers who can enhance Stockholder value, and to support a performance-oriented environment that rewards achievement of the Company's planned financial goals. The Compensation Committee meets periodically during each fiscal year to review the Company's existing compensation and benefits programs and to consider modifications that seek to provide a direct relationship between executive compensation and sustained corporate performance.

    The Company compensates its executive officers through three principal types of compensation: annual base salary, annual incentive bonuses and long-term incentive award through stock options. The Company, as a matter of policy, places substantial emphasis on incentive bonuses and long-term stock options since these two forms of compensation are viewed as very effective at correlating executive officer compensation with corporate performance and increases in stockholder value.

    In addition to the three types of compensation just mentioned, certain executive officers are eligible to participate in the Company's Employee Stock Purchase Plan.

BASE SALARY

    The annual base salary of each executive officer is based on the scope of his or her responsibility and accountability within the Company, as well as on performance and experience criteria. In addition, the Compensation Committee considers salary and other compensation arrangements of other speciality retailers of similar size and similar growth to determine appropriate levels required to attract, motivate, and retain the most qualified management personnel.

    The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare Stockholder returns. Thus, the compensation Peer Group is not the same as the peer group index in the "Comparison of Cumulative Total Return for Initial Period" graph included in this proxy statement.

    The Compensation Committee, upon the recommendation by the Chief Executive Officer, determines and makes final decisions regarding base salary of executives on an annual basis. The Compensation Committee recognizes that, to some degree, the determination of an executive officer's base salary involves subjective considerations.

INCENTIVE BONUSES

    A significant component of an executive officer's total cash compensation consists of an incentive bonus, which is intended to make the executive compensation dependent on the Company's performance and to provide executive officers with incentives to achieve Company goals, increase Stockholder value, and work as a team. The bonuses are based on the Company's achievement of its targeted pre-tax income goal, which is part of the Company's overall plan. The pre-tax income goal, as well as the overall plan, is reviewed and approved by the Compensation Committee prior to the start of each bi-annual period. To encourage high levels of performance, the targeted pre-tax income goal is established at a level which builds in, among other things, a conservatively aggressive growth in sales and comparable store sales.

    Bonuses are awarded to the executive team based on the Company's attainment of specific pre-determined pre-tax income levels relative to the targeted pre-tax income goal established in the Company's overall plan. If the Company does not match its minimum pre-tax income goal level, then no bonuses are awarded. Through the end of 1995, bonuses were awarded on a quarterly basis. Beginning in 1996, bonuses have been awarded on a bi-annual basis. The executive team received a total of approximately $274,000 in fiscal 1997 ended February 1, 1997.


LONG TERM STOCK OPTION COMPENSATION

    The Compensation Committee believes that providing key employees, including executive officers, with the opportunity to acquire stock ownership over time is the most desirable way to align their interests with those of the Company's Stockholders. Stock options, awarded under the Company's 1992 and 1993 Stock Option Plans and in some limited cases outside of the plans pursuant to separate individual stock option agreements, provide an incentive that focuses the attention of executive officers on managing the Company from the perspective of an owner with an equity interest in the business. In addition, stock options are a key part of the Company's program for motivating and rewarding managers over the long term. Stock options granted to key employees are tied to future performance of the Company's stock and will provide value only when the price of the Company's stock exceeds the option grant price.

    The Compensation Committee, upon the recommendation by the Chief Executive Officer, determines and makes final decisions regarding stock option awards made under the Company's plan. Such factors as performance and responsibilities of individual managers and the management team as a whole as well as general industry practices play an integral role in the determination of the number of options awarded to a particular senior executive. In determining the size of the individual award of options, the Compensation Committee also considers the amounts of options outstanding and previously granted, the amount of options remaining available for grant under the Stock Option Plans, the aggregate amount of current awards, and the amount necessary to retain qualified manager.

    In accordance with its business strategy and compensation philosophy, the Company has granted stock options to a significant number of employees in managerial positions to afford them an opportunity to participate in the Company's future growth and to focus them on the contributions which are necessary for the financial success and business growth of the Company and, thereby, the creation of value for its Stockholders. In fiscal 1997 ended February 1, 1997, a total of 329,300 options were granted, including 221,000 options which were awarded to senior executives.

    Stock options are typically awarded each year based on an assessment of each recipient's ongoing contribution to overall corporate performance. As a means to encourage a stock option recipient to remain in service with the company, stock option awards vest over time, in equal amounts over a period of three years from the date of grant. All stock options have exercise prices at least equal to the market value of the Company's stock on the date of grant.

PROFIT SHARING PLAN AND STOCK PURCHASE PLAN FOR EMPLOYEES

    In 1992, the Company adopted a profit sharing plan to provide a means for all eligible employees at all levels of the Company to share in the Company's profits and accumulate retirement savings. The Company's contribution to the profit sharing plan for each year is determined by the discretion of the Company's Board of Directors. Contributions to the profit sharing plan are made out of the Company's profits to reward employees for their collective efforts in producing profits, based on the amount it deemed appropriate in light of the results of the Company's operations for the year. In fiscal 1997, the Company accrued a contribution of $175,000 to its profit sharing plan, which amounted to 5.4% of its pre-tax profits for fiscal 1997.

    In 1993, the Company adopted a stock purchase plan to provide all eligible employees at all levels an opportunity to become Stockholders of the Company. This plan is viewed as an effective way to help align the interest of all employees with those of the Company's Stockholders. As an inducement, eligible employees may purchase shares of stock in the Company at a 15% discount to the value of the stock established during the exercise period.

FISCAL 1997 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

    The general policies described above for the compensation of the executive officers also apply to the compensation approved by the Compensation Committee with respect to the fiscal 1997 compensation for Mr. Gralnick, the Company's Chairman of the Board and Chief Executive Officer, who re-joined the Company in an active capacity in November, 1994, following the resignation of Jeffrey J. Zwick, the former President and Chief Executive Officer. Mr. Gralnick, a co-founder of the Company, had been the Chief Executive Officer of the Company until September 1, 1993, at which time he resigned his position as Chief Executive Officer, but continued to serve as Chairman of the Board. He assumed the position of Chief Executive Officer again on April 1, 1995, while continuing on as Chairman of the board.

    Mr. Gralnick's base salary was $200,000 in fiscal 1997, which was the same as his base salary has been since April 1995. In fiscal, 1997, Mr. Gralnick also received a bonus of $56,000 in fiscal 1997, as a result of the Company having reached certain targeted performance incentive goals. Although the other members of the senior management team were awarded stock options in fiscal 1997, due to Mr. Gralnick's substantial ownership position in the Company, it was agreed that it was not necessary to award him any additional options to purchase shares of stock in the Company.

    Mr. Gralnick's compensation was based on industry comparisons as well as on the Company's performance over the most recent years, as reflected in the Company's Annual Report to Stockholders which accompanies this proxy statement. In addition, the Company engaged the services of an independent executive compensation firm to assess the compensation package of Mr. Gralnick and of the other members of the senior management team. The compensation firm considered the nature and scope of each manager's responsibilities relative to comparable companies in analyzing management compensation.

    Under the leadership of Mr. Gralnick and the rest of the management team, total revenues for Chico's increased from approximately $16 million in 1990 to approximately $64 million in fiscal 1997. Between 1990 and fiscal 1997, pre-tax income grew from a loss of approximately $289,000 to a profit of $3.2 million, and net income grew from a loss of $186,000 to a profit of $1.9 million, or $.24 per share. Although over the long term, the Company's growth in revenues and net income has been strong, Chico's like several other retailers, has had periodic setbacks in its performance, which have necessitated that the Company take steps aimed at restoring a stronger performance. Recently, the Company has experienced such a setback and has, consequently, developed an appropriate plan to realign management
responsibilities and to reorient the Company.   The Board of Directors monitors
the implementation of these plans and attempts to incorporate such information into compensation packages awarded to senior management.

    This report has been provided by the Compensation Committee.

                                        COMPENSATION AND BENEFITS COMMITTEE:


                                        Verna K. Gibson


                                        W. Keith Schilit

PERFORMANCE GRAPH

    The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the companies in the Standard & Poor's 500 Index and the S&P 500 Retail Stores-Specialty-Apparel Industry Index. Cumulative total return for each of the periods shown in the Performance Graph is measured assuming an initial investment of $100 on March 24, 1993, the date of the Company's initial public offering, and the reinvestment of dividends. The performance graph reflects the change in the Company's year end from the Sunday closest to December 31 to the Saturday closest to January 31.

                     COMPARISON OF CUMULATIVE TOTAL RETURN





                             March 24,       January 29,      January 28,     February 3,     February 1,
                               1993             1994            1995             1996            1997
                             ----------------------------------------------------------------------------
CHICO'S                        100.00           226.79          100.00             58.93          57.14
S&P 500 INDEX                  100.00           109.35          110.45            152.54         192.33
RETAIL SPECIALTY APPAREL       100.00            97.70           80.25             95.36         119.01


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table provides information concerning the annual compensation of each of the named executive officers of the Company, as defined under applicable Securities and Exchange Commission Rule, for services rendered to the Company in each of the Company's last three fiscal years.


                                                                                  Long Term
                                                                                 Compensation
                                                       Annual Compensation(1)       Awards
                                                       ----------------------       ------
                                                                                  Securities
Name and                             Fiscal Year                                  Underlying    All Other Com-
Principal Position                     Ended (2)       Salary($    Bonus(3)($)    Options/#)    pensation($)(4)
------------------                     ---------       --------    ----------     ----------    --------------
Marvin J. Gralnick,               February 1, 1997     203,846       56,000          (5)             2,794
Chairman of the Board,            December 31, 1995    200,000        -0-           15,000           1,306
Chief Executive Officer           January 1, 1995      109,239        -0-            (5)             2,379

Melissa J. Payner                 February 1, 1997     265,575      102,500        125,000           3,396
President/General Merchandise     December 31, 1995     95,192        -0-           75,000            -0-
Manager(6)                        January 1, 1995

Helene B. Gralnick,               February 1, 1997      44,231       13,020          (5)              602
Senior Vice President -           December 31, 1995    100,000        -0-           15,000            653
Design and Concept                January 1, 1995       11,538       63,750          (5)              -0-

Charles J. Kleman,                February 1, 1997     191,106       39,375         30,000           3,396
Executive Vice President -        December 31, 1995    150,000        -0-           15,000           1,958
Finance and Chief Financial       January 1, 1995      149,037       25,000         15,000           3,199
Officer

Scott A. Edmonds,                 February 1, 1997     152,885       31,500         24,000           3,396
Senior Vice President -           December 31, 1995    114,904        -0-           15,000           1,500
Operations                        January 1, 1995      107,423        -0-            6,000           2,419


---------------------------

(1) Other Annual Compensation, other than salary and bonuses, does not exceed the minimum amounts required to be reported pursuant to Securities and Exchange Commission Rules.

(2) For the year ended February 1, 1997, reflects the change in the Company's fiscal year from the Sunday closest to December 31 to the Saturday closest to January 31. Compensation paid for the interim period January 1, 1996 to January 28, 1996, which was created as a result of the change in fiscal year, is not shown in the table. Such compensation was primarily salary and was paid on a basis consistent with compensation paid for prior fiscal years.

(3) Amounts in this column consist of certain bonuses including bonuses earned under the annual management incentive plan which is keyed to the Company's performance and a one time special bonus awarded in June, 1996. Amounts earned with respect to a particular fiscal year are accrued as expenses in such fiscal year.

(4) This category includes the Company's matching contributions to the Profit Sharing Plan.

(5) Not applicable.  No compensation of this type received.

(6) Ms. Payner was employed by the Company beginning in July 1995. On March 24, 1997, Ms. Payner resigned as President/General Merchandise Manager. In connection with Ms. Payner's resignation, Mr. Gralnick has reassumed the role of President.

OPTION/SAR GRANTS TABLE

    The following table shows information concerning stock options granted during fiscal 1997 for the individuals shown in the Summary Compensation Table.

                                            Option Grants in Last Fiscal Year
                                            ---------------------------------
                                  Individual Grants                                   Potential Realizable Value at
                                  -----------------                                   Assumed Annual Rates of Stock
                                                                                     Price Appreciation for Option Term
                                                                                     ----------------------------------
                               Number of      % of Total
                              Securities       Options      Exercise
                              Underlying      Granted to    or Base
                                Options       Employees in   Price     Expiration
     Name                    Granted(#)(1)   Fiscal Year     ($/sh)       Date           5%($)            10%($)
     ----                    ------------    -------------   -------   ----------        -----            ------
     Marvin J. Gralnick           --              --          --           --              --               --

     Melissa J. Payner         125,000          38.0%        7.00       5/1/2006        550,283         1,394,525

     Helene B. Gralnick           --              --          --           --              --               --

     Charles J. Kleman          30,000           9.1%        7.00       5/1/2006        132,068           334,686

     Scott A. Edmonds           24,000           7.3%        7.00       5/1/2006        105,654           267,749


----------------------

(1) The grants of options above were made in May 1996. All of the options vest annually at a rate of 33-1/3% on each anniversary date of the grant beginning on the first anniversary.


OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

    No stock options were exercised by any of the Company's executive officers during fiscal 1997. The following table shows information concerning stock option values as of the end of fiscal 1997.

                                         Aggregated Fiscal Year-End Option Values
                                         ----------------------------------------
                                          Number of Securities Underlying          Value of Unexercised
                                                    Unexercised                    In-the-Money Options
                                           Options at Fiscal Year-End(#)          at Fiscal Year-End ($)

 Name                                        Exercisable/Unexercisable         Exercisable/Unexercisable(1)
 ----                                        -------------------------         -------------------------
 Marvin J. Gralnick                                 5,000/10,000                         -0-/-0-

 Melissa Payner (2)                                25,000/175,000                        -0-/-0-

 Helene B. Gralnick                                 5,000/10,000                         -0-/-0-

 Charles J. Kleman                                 326,160/40,000                        -0-/-0-

 Scott A. Edmonds                                   2,000/19,000                         -0-/-0-


--------------------------

(1) This represents the excess of the fair market value of the Company's Common Stock of $4.00 per share as of February 1, 1997, above the exercise price of the options.

(2) Under the terms of Ms. Payner's Separation Agreement with the Company entered into as of March 24, 1997, the 175,000 unexercisable options will not vest and the 25,000 exercisable options will expire on June 24, 1997 if not exercised before that date.

EMPLOYMENT AGREEMENTS

    Effective February 15, 1995, the Company entered into new employment agreements with Mr. Gralnick and Ms. Gralnick which each provide for an annual base salary and certain other benefits. Pursuant to the employment agreements, the 1995 annualized base salaries of Mr. Gralnick and Ms. Gralnick were $200,000 and $100,000, respectively, subject in each case to annual increases as agreed upon between the executive and the Board of Directors (currently $200,000 and $100,000, respectively). Under the terms of the employment agreements, the Company contracted to employ Mr. Gralnick and Ms. Gralnick for a period which currently extends through December 31, 1997, and which period, by the terms of the agreement is automatically extended for additional one year periods until the respective employment agreement is terminated by the Company or the executive.

    Effective April 1, 1993, the Company entered into an employment agreement with Mr. Kleman which provides for an annual base salary and certain other benefits. Pursuant to the employment agreement and certain further actions of the Board of Directors, the 1996 base salary of Mr. Kleman was $150,000 subject to annual increases thereafter as agreed upon between Mr. Kleman and the Board of Directors (currently $187,500). Under the terms of the employment agreement, the Company contracted to employ Mr. Kleman for a period which currently extends through December 31, 1997, and which period, by the terms of the agreement is automatically extended for additional one year periods until the employment agreement is terminated by the Company or Mr. Kleman.

    Effective, June 28, 1995, the Company entered into an employment agreement with Mr. Edmonds which provides for an annual base salary and certain other benefits. Pursuant to the employment agreement, the initial base salary of Mr. Edmonds was $125,000 subject to annual increases thereafter as agreed upon between Mr. Edmonds and the Board of Directors (currently $150,000). Under the terms of Mr. Edmonds employment agreement, the Company contracted to employ Mr. Edmonds for a period which currently extends through December 31, 1997, and which period, by the terms of the agreement, is automatically extended for additional one year periods until the employment agreement is terminated by the Company or Mr. Edmonds.

    The employment agreements provide that Messrs. Gralnick, Kleman and Edmonds and Mrs. Gralnick are entitled to certain severance benefits in the event that their employment is terminated by the Company "without cause" or by such executive following a "change of control" (both as defined in the employment agreements). In such cases, the executive would receive his or her salary for the remainder of the then effective employment term (or, if longer, for 6 months, if the termination is without cause, and for 12 months, if the termination follows a change in control). Each employment agreement is also subject to termination in the event of disability, death or voluntary retirement by the individual or his or her termination for cause. Each employment agreement provides for a covenant not to compete which is to continue for two years following any termination.

    On March 24, 1997, Melissa Payner resigned as President and General Merchandise Manager. In connection with her resignation, Ms. Payner entered into a Separation Agreement with the Company. Under the terms of the Separation Agreement, Ms. Payner, as severance pay and in consideration of consulting services to be provided to the Company through June 24, 1997, received approximately $239,000. In addition, Ms. Payner's Separation Agreement provided for the Company to pay the premium cost for COBRA coverage with respect to health and dental insurance coverage through the earlier of the date Ms. Payner becomes employed by another business or December 31, 1997. The Separation Agreement also provides that all unvested options are forfeited and with respect to those options currently exercisable, the period for exercise shall expire on June 24, 1997. The Separation Agreement also relieved Ms. Payner of the noncompetition restrictions contained in her Employment Agreement but retains for a two year nonsolicitation with respect to the employees of the Company.

    The Company has entered into substantially identical indemnification agreements with each of the Company's executive officers and directors in which the Company has agreed to indemnify each executive officer and director (the "Indemnified Party") against all losses, costs and expenses that an Indemnified Party may incur as a result of or arising out of service as an officer or director of the Company. Among its provisions, each indemnity agreement affords the Indemnified Party the right to counsel of his or her choosing and obligates the Company to advance the reasonable fees and expenses of such counsel on behalf of the Indemnified Party. The indemnification agreements provide there is to be no indemnification and require the repayment to the Company of any advanced funds in situations where indemnification is not permitted by applicable law.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Company's Compensation and Benefits Committee which was created in June 1993, are Verna K. Gibson and W. Keith Schilit. Neither Ms. Gibson nor Mr. Schilit has at any time been an officer or employee of the Company. It is anticipated that Ross E. Roeder and John W. Burden, if elected as directors, will be appointed to the Company's Compensation and Benefits Committee.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

S CORPORATION MATTERS

    On February 10, 1993, the Company and Marvin J. Gralnick, Barry E. Szumlanski, Lynn D. Mann, Jeffrey J. Zwick and Helene B. Gralnick (the "S Corporation Stockholders") entered into an S Corporation Tax Allocation and Indemnification Agreement (the "Tax Agreement") relating to their respective income tax liabilities. Because the Company became fully subject to corporate income taxation after the consummation of the Company's initial public offering, any reallocation of income and deductions between the period during which the Company was treated as an S Corporation and the period during which the Company is subject to corporate income taxation may increase the taxable income of one party while decreasing that of another party. Accordingly, the Tax Agreement is intended to assure that taxes are borne by the Company and the S Corporation Stockholders to the extent that such parties were required to report the related income for tax purposes. Subject to certain limitations, the Tax Agreement generally provides that the S Corporation Stockholders will be indemnified by the Company with respect to federal and state income taxes (plus interest and penalties) shifted from a Company taxable year subsequent to the consummation of the Company's initial public offering to a taxable year in which the Company was an S Corporation, and the Company will be indemnified by the S Corporation Stockholders with respect to federal and state income taxes shifted from an S Corporation taxable year to a Company taxable year subsequent to the consummation of the Company's initial public offering. Any payment made by the Company to the S Corporation Stockholders pursuant to the Tax Agreement may be considered by the Internal Revenue Service or the state taxing authorities to be nondeductible by the Company for income tax purposes. No payments were made under the Tax Agreement during fiscal 1997.

LEASES OF DISTRIBUTION CENTER AND STORAGE FACILITIES

    Prior to the completion and opening of the Company's World Headquarters in September 1994, the Company utilized certain leased property and facilities as its distribution center and for storage purposes. The property and facilities that the Company utilized as its prior distribution center (the "Distribution Facilities") were leased until August, 1996, from a Florida general partnership (GS&M #1) in which Marvin J. Gralnick and Barry E. Szumlanski are each equal partners with Lynn D. Mann. An existing facility that the Company used for storage is currently leased from a separate Florida general partnership (GS&M #2) in which Marvin J. Gralnick, Helene B. Gralnick and Barry E. Szumlanski are equal partners with Lynn D. Mann.

    In June 1996, GS&M#1 entered into a separate lease agreement with an unrelated third party (the "New Lease") to lease the Distribution Facilities and as a result released the Company from its existing lease with GS&M#1 pursuant to the terms of a Lease Termination and Settlement Agreement. The terms of the Lease Termination and Settlement Agreement provide that the Company will pay to GS&M#1, (a) until the date January 31, 1998, (the date on which the lease with the Company was scheduled to expire) the difference between the lease payments due under the GS&M#1 lease and the New Lease, (b) the real estate broker commissions payable by GS&M#1 as a result of entering into the New Lease, (c) all real estate taxes imposed against the Distribution Facilities until January 31, 1998 and (d) the cost of certain inspections and repairs required under the New Lease. In addition, under the Lease and Termination Agreement, the Company has agreed until January 31, 1998 to unconditionally guarantee the payments due by the unrelated third party tenant under the New Lease. Because of expense accruals previously reflected, no additional expense is anticipated to be recognized by the Company.

    Under the GS&M#1 lease the Company was obligated until August, 1996, and under the GS&M#2 lease the Company continues to be obligated, to pay all of the rent and costs associated with owning and operating the respective facility, including utilities, taxes and insurance. The Company continues to pay these same costs with respect to GS&M#2 even though the facility is no longer being actively utilized by the Company. Although believed to be at fair market rental at the time the leases were entered into, the rent paid under these leases in fiscal 1997, and currently being paid under the GS&M#2 lease, is at a rate which is significantly above market rates for similar property. In fiscal 1997, the Company paid as rent under the GS&M #1 lease (exclusive of the passed-through costs) and under the terms of the Lease Termination and Settlement Agreement an aggregate of approximately $117,000 and paid as rent to GS&M#2 (exclusive of the passed-through costs) approximately $55,000. The GS&M#2 lease has a ten year term which commenced December 1, 1988. As a result of the completion and operation of its new World Headquarters (which provides combined corporate headquarters, distribution center and woodshop facilities), the Company no longer has a need for the facility leased under GS&M#2. The Company has continued to explore alternative courses of action with respect to the GS&M#2 lease, focusing on subleasing the property to an unrelated third party. Although attempts have been made to negotiate a sublease for the GS&M#2 lease with several potential subtenants, such negotiations have not led to any a final lease agreement.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    To the Company's knowledge, based solely on a review of the forms, reports and certificates filed with the Company by the Company's directors and officers and the holders of more than 10% of the Company's Common Stock, all Section 16(a) filing requirements were complied with by such persons in fiscal 1996 except that a report on Form 3 was filed late by each of Klee & Company, L.L.C., Camus & Company, L.L.C., and Rodin, Ltd., and reports on Form 4 were filed late by each of Marvin J. Gralnick, Helene B. Gralnick, Klee & Company, L.L.C., Camus & Company, L.L.C., Captiva, Ltd., and Sartre Partners, Ltd.

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

    The firm of Arthur Andersen LLP has been the Company's independent certified public accountants since September 1991. Arthur Andersen LLP has been recommended by the Audit Committee and approved by the Board of Directors as the Company's independent certified public accountants for the year ending January 31, 1998, subject to ratification of such appointment by the stockholders. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and such representatives are expected to be available to respond to appropriate questions by stockholders. Ratification of the Company's independent certified public accountants is not required by the Company's By-Laws or otherwise, but the Board of Directors has decided to seek such ratification as a matter of good corporate practice.

    The Board recommends that you vote "FOR" ratification of the appointment of Arthur Andersen LLP as independent certified public accountants for the period specified. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the directors upon recommendations of the Audit Committee.

                                 OTHER BUSINESS

    It is not expected that any other matters are likely to be brought before the meeting. However, if any other matters are presented, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

       STOCKHOLDER PROPOSALS FOR PRESENTATIONS AT THE 1998 ANNUAL MEETING

    Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by management of the Company at its executive offices on or before December 28, 1997.

    The Company's Amended and Restated Articles of Incorporation also require certain advance notice to the Company of any stockholder proposal and of any nominations by stockholders of persons to stand for election as directors at a stockholders' meeting. Notice of stockholder proposals and of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days' notice prior to public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

    A stockholder's notice with respect to a proposal to be brought before the annual meeting must set forth in addition to the mattes required to be set forth by the General Rules under the Securities Exchange Act of 1934; (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal.

    A stockholder's notice with respect to a director nomination must set 1) the name, age, business address and residence address of the person, 2) the principal occupation or employment of the person, 3) the class and number of shares of the Company which are beneficially owned by such person, 4) all information that would be required to be included in a proxy statement soliciting proxies for the election of the nominee director (including such person's written consent to serve as a director if so elected) and (b) as to the stockholder providing such notice (i) the name and address, as they appear on the Company's books, of the stockholder and (ii) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice.

    The complete Amended and Restated Articles of Incorporation provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

                                        By Order of the Board of Directors,



                                        /s/  Charles J. Kleman
                                        ---------------------------------
                                        CHARLES J. KLEMAN, Secretary



Dated: April 28, 1997

                                                                       APPENDIX


                               CHICO'S FAS, INC.

          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 17, 1997

          The undersigned, a stockholder of CHICO'S FAS, INC. (the "Company"), does hereby appoint Marvin J. Gralnick, Charles J. Kleman and Verna K. Gibson and each of them acting individually, as the attorneys and proxies of the undersigned, with power of substitution, for and on behalf of the undersigned, to attend the Annual Meeting of Stockholders of the Company to be held at the Company's World Headquarters, 11215 Metro Parkway, Ft. Myers, Florida at 2:00 P.M., local time, on June 17, 1997 and any adjournment or adjournments thereof (the "Annual Meeting"), to represent the undersigned at the Annual Meeting, and there to vote all the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting, in any manner and with the same effect as if the undersigned were personally present at the Annual Meeting, all as described in the Company's Proxy Statement dated April 28, 1997 relating to the Annual Meeting, and the undersigned hereby authorizes and instructs the above named proxies to vote as specified on the reverse side:

         The shares represented by this Proxy will be voted only if this Proxy is properly executed and timely returned. In that event, such shares will be voted in the manner directed herein. IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED FOR THE INCREASE IN THE NUMBER OF MEMBERS OF THE BOARD OF DIRECTORS, FOR THE NOMINEES FOR DIRECTOR LISTED BELOW, FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AND IN THE DISCRETION OF THE PROXIES FOR OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                  (Continued and to be signed on reverse side)
-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

The Board of Directors recommends voting FOR the following proposals:

         1.      TO AUTHORIZE AND APPROVE AN INCREASE IN THE NUMBER OF      2.      ELECTION OF DIRECTORS.    Nominees for Class I
                 MEMBERS OF THE BOARD OF DIRECTORS FROM FIVE MEMBERS TO                                       Directors:
                 SIX MEMBERS THROUGH THE CREATION OF ONE ADDITIONAL                                           Ross E. Roeder and
                 CLASS III DIRECTOR POSITION.                                                                 Charles J. Kleman
                                                                                                              Nominee for Class III
                                                                                                              Director:
                                                                                                              John W. Burden

                 FOR                AGAINST                 ABSTAIN                 FOR the nominees                 WITHHOLD
                                                                                    listed above (except as         AUTHORITY
                                                                                    marked to the contrary)      To vote for all
                                                                                                                   the nominees
                                                                                                                   listed above

                 [ ]                  [ ]                     [ ]                         [ ]                          [ ]


         3.      PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN       4.    OTHER MATTERS.  Unless a line is stricken through
                 LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC                 this sentence, the proxies herein named may in
                 ACCOUNTANTS FOR FISCAL YEAR 1998.                                 their discretion vote the shares represented by
                                                                                   this Proxy upon such other matters as may
                                                                                   properly come before the Annual Meeting.
                 FOR                AGAINST                 ABSTAIN
                                                                                     The undersigned acknowledges
                 [ ]                  [ ]                     [ ]                    receipt of (1) the Company's 1997
                                                                                     Annual Report to Stockholders and
                                                                                     (2) the Company's Notice of Annual
                                                                                     Meeting and Proxy Statement dated
                                                                                     April 28, 1997 relating to the
                                                                                     Annual Meeting.  The undersigned
                                                                                     does hereby revoke any proxy
                                                                                     previously given with respect to
                                                                                     the shares represented by this
                                                                                     Proxy.

                                                                                             Date ________________ , 1997



                                                                                     ------------------------------------
                                                                                     Signature

                                                                                     ------------------------------------
                                                                                     Signature if held jointly

                                                                                     NOTE:  Your signature should appear
                                                                                     as your name appears hereon.  As to
                                                                                     shares held in joint names, each
                                                                                     joint owner should sign.  If the
                                                                                     signer is a corporation, please
                                                                                     sign full corporate name by a duly
                                                                                     authorized officer.  If a
                                                                                     partnership, please sign in
                                                                                     partnership name by an authorized
                                                                                     person.  If signing as attorney,
                                                                                     executor, administrator, trustee,
                                                                                     guardian, or in other
                                                                                     representative capacity, please
                                                                                     give full title as such.

                                                                                     Please mark, sign and date this
                                                                                     proxy card and promptly return it
                                                                                     using the enclosed envelope.

-----------------------------------------------------------------------------------------------------------------------------

                             FOLD AND DETACH HERE